EXHIBIT 10.3

DESCRIPTION OF INCENTIVE COMPENSATION AWARD GRANTED TO SUSAN M. SIMMONS, CHIEF OPERATING OFFICER & HEAD OF GLOBAL DELIVERY

On June 17, 2014, the Compensation Committee of the Board of Directors of the Company approved an incentive compensation award for 2014 for Susan M. Simmons, the Company’s Chief Operating Officer and Head of Global Delivery. Pursuant to the award, Ms. Simmons may earn a cash bonus of up to $300,000 based upon achievement of financial and qualitative business objectives in fiscal year 2014. The amount of the award earned will be determined by the Compensation Committee after the end of fiscal year 2014 based upon its evaluation of performance and the recommendation of the Chief Executive Officer.